Exhibit 99.1

CABOT MICROELECTRONICS
REPORTS RESULTS FOR
FOURTH QUARTER AND FULL FISCAL YEAR 2005 AND
ANNOUNCES NEW SHARE REPURCHASE PROGRAM

AURORA, IL, October 27, 2005 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter and full fiscal year ended September 30, 2005. The company also announced that its Board of Directors has authorized a new share repurchase program for up to $40 million of the company’s outstanding common stock, following the completion in the fourth quarter of the previously authorized $25 million share repurchase program.

Total revenue for the fourth fiscal quarter of 2005 was $73.9 million, up 13.6% from $65.0 million in the prior quarter and down 10.7% from $82.7 million in the fourth quarter a year ago. All of the company’s slurry application areas experienced sequential revenue increases this quarter. The company’s average selling price rose by 0.6% this quarter compared with the prior quarter, primarily due to benefits of a higher priced product mix, partially offset by selected price reductions along with the effect of the Japanese yen weakening relative to the U.S. dollar. Revenue for fiscal year 2005 was $270.5 million, down 12.6 % from the $309.4 million reported for fiscal year 2004.

Gross profit for the quarter was $34.6 million, up 11.0% from $31.2 million in the prior quarter and down 13.9% from $40.2 million in the same quarter a year ago. As a percentage of revenue, gross profit was 46.9% this quarter compared with 48.0% reported for last quarter and 48.6% in the same quarter last year. Gross profit this quarter was adversely affected by a lower margin product mix and higher manufacturing costs, partially offset by benefits of higher manufacturing capacity utilization. Gross profit for fiscal year 2005 was $129.2 million, down 15.3% from the $152.6 million reported for fiscal year 2004.

Operating expenses of $24.0 million, consisting of research and development, selling and marketing, and general and administrative expense, increased by $3.4 million sequentially from $20.6 million last quarter, and were $3.3 million higher than $20.7 million in the same quarter of 2004. The increase in operating expense was primarily due to higher staffing related costs, including costs to support the company's activities in Asia. The higher operating expense also reflects startup costs for the company's new Asia Pacific Technology Center. Operating expenses for fiscal year 2005 were $85.4 million, up 3.0% from the $82.9 million reported for fiscal year 2004.

Net income for the quarter was $8.25 million, down 1.0% from $8.34 million last quarter, and down 37.3% from $13.17 million in the same quarter last year. For the fiscal year, net income was $32.5 million in 2005, down 30.5% from the $46.7 million reported for 2004.

Diluted earnings per share were $0.34 this quarter, equal to the previous quarter and down from $0.53 in the fourth quarter of 2004. Diluted earnings per share in fiscal 2005 were $1.32, down 29.7% from the $1.88 reported in fiscal 2004.

“We are encouraged by the upturn we experienced in our business during the fourth fiscal quarter,” stated William P. Noglows, Cabot Microelectronics’ Chairman and CEO. “We are also excited about our progress on our strategic initiatives. We announced plans to begin selling directly to customers in Taiwan, one of our most important markets, rather than through a distributor. We believe this will provide our customers better access to the full range of our capabilities. Second, we completed construction of our new Asia Pacific Technology Center. This substantial investment reflects the importance of the Asia Pacific market to our business and underscores our commitment to maintaining our technology leadership and to becoming even more responsive to the needs of our customers. In addition, our Engineered Surface Finishes, or ESF, initiative also gained momentum. Through ESF we intend to leverage our CMP technology from the semiconductor industry into other technically demanding applications that are synergistic to our core CMP slurry business. We recently acquired the assets of Surface Finishes Co., Inc., a pioneer in precision machining and polishing techniques. This acquisition supplements our internal ESF development efforts, and should provide direct and immediate capabilities and customer linkages into high performance polishing markets that we do not currently serve. Finally, in recognition of our strong financial and cash flow model, we are implementing a new $40 million share repurchase program, which is a flexible and attractive means of returning cash to shareholders.”

“From our perspective, Cabot Microelectronics is a very different company than it was two years ago, and that is directly attributable to the steady progress we have made on our three core strategic initiatives of technology leadership, operations excellence, and getting closer to our customers”, added Mr. Noglows. “We believe our CMP product development pipeline is robust, our operations are running more efficiently, our relationships with our customers have never been stronger, and our ESF initiative is gaining traction. Our progress in all of these areas gives us confidence that our company is well positioned for continued success.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. A replay will be available through November 17, 2005, by calling (800) 642-1687 or (706) 645-9291, and using access code 4381290, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing. The company’s products play a critical role in the production of the most advanced semiconductor devices, enabling its customers to manufacture smaller, faster and more complex devices. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara A. Ven Horst, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products, technologies and markets, the acquisition of or investment in other entities, and the construction of new facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risks Relating to Our Business” in Managements’ Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended June 30, 2005, and our annual Report on Form 10-K for the fiscal year ended September 30, 2004, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2005	2004	2005	2004

Revenue	$73,861	$65,037	$82,714	$270,484	$309,433

Cost of goods sold	39,234	33,843	42,498	141,282	156,805

Gross profit	34,627	31,194	40,216	129,202	152,628

Operating expenses:

Research and development	12,147	10,462	10,979	43,010	44,003

Selling and marketing	4,863	3,938	3,844	16,989	16,225

General and administrative	7,029	6,106	5,819	25,172	22,351

Amortization of intangibles	-	85	85	255	340

Total operating expenses	24,039	20,591	20,727	85,426	82,919

Operating income	10,588	10,603	19,489	43,776	69,709

Other income, net	833	969	117	2,747	139

Income before income taxes	11,421	11,572	19,606	46,523	69,848

Provision for income taxes	3,169	3,234	6,439	14,050	23,120

Net income	$8,252	$8,338	$13,167	$32,473	$46,728

Basic earnings per share	$0.34	$0.34	$0.53	$1.32	$1.89

Weighted average basic shares outstanding	24,459	24,609	24,689	24,563	24,750

Diluted earnings per share	$0.34	$0.34	$0.53	$1.32	$1.88

Weighted average diluted shares outstanding	24,460	24,610	24,783	24,612	24,882

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2005	2004
ASSETS:

Current assets:
Cash, cash equivalents, and short-term investments	$171,041	$157,318
Accounts receivable, net	36,759	41,347
Inventories, net	28,797	24,474
Other current assets	9,210	6,542
Total current assets	245,807	229,681

Property, plant and equipment, net	135,784	127,794
Other long-term assets	5,172	5,816
Total assets	$386,763	$363,291

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$10,236	$13,080
Capital lease obligations	1,170	1,272
Accrued expenses, income taxes payable and other current liabilities	24,216	18,023
Total current liabilities	35,622	32,375

Capital lease obligations	5,436	6,385
Deferred income taxes and other long-term liabilities	6,621	8,909
Total liabilities	47,679	47,669

Stockholders' equity	339,084	315,622
Total liabilities and stockholders' equity	$386,763	$363,291